Exhibit 99.1

OUVO, INC. Suite 325-3495 Cambie Street, Vancouver B.C. , V5Z 4R3
Symbol: OUVO	Shareholders Approve All Matters Presented at Special Meeting of Ouvo, Inc.	May 23, 2007

Vancouver, BC - May 23, 2007 - Ouvo, Inc. (OTCBB: OUVO) is pleased to announce the stockholders of Ouvo have approved the following matters presented at its special meeting of stockholders on May 15, 2007:

1.	a three (3) for one forward split of the issued and outstanding shares of common stock;
2.	an amendment of the Articles of Incorporation to:
	a.	change the name of Ouvo from "Ouvo, Inc." to "Trustcash Holdings, Inc." or other name designated by the Board of Directors in their sole discretion;
	b.	amend the authorized share capital of Ouvo to:
		i.	350,000,000 shares of common stock with a par value of $0.001 per share; and
		ii.	50,000,000 shares of preferred stock with a par value of $0.001 per share.
c.	expressly opt-out of, and elect not to be governed by the "Business Combinations with Interested Stockholders" provisions contained in Section 203 of the Delaware General Corporation Law, as permitted under Section 203(b); and

3.	adopt new bylaws.

"We are extremely pleased with the overwhelming support of our stockholders," said Kent Carasquero, President and Chief Executive Officer of the Company. "The approval by our stockholders allows us to amend our article of incorporation and update our bylaws, which we believe will both enhance Ouvo as a public company and ultimately benefit our stockholders."

Management is currently in the process of coordinating the filing of the Article of Amendment, printing of new share certificates and symbol change with the OTCBB. Once the Articles of Amendment has been accepted, a letter of transmittal relating to the forward split of the common shares and name change will be mailed to all registered stockholders of Ouvo. To receive certificates representing common shares of Ouvo, on a post-forward split basis, registered shareholders should follow the instructions set out in the letter of transmittal and send their pre-split Ouvo common share certificates, together with the letter of transmittal to Signature Stock Transfer Incorporated (the "Transfer Agent"). The Transfer Agent will then mail back new share certificates to which the registered shareholder is entitled in accordance with the instructions given in the letter of transmittal. If you are a beneficial holder of Ouvo shares (i.e. you hold your shares through a brokerage account), your broker will be responsible for distributing to you the appropriate number of Ouvo common shares.

OUVO, INC.

/s/ Kent Carasquero

Per:

Kent Carasquero
President, Chief Executive Officer and Director

For further information please contact:

Kent Carasquero, President
Telephone: 604-725-4160